Exhibit 99.4

Chiron Real Estate Inc. Announces $100 Million Strategic Convertible Perpetual Preferred Equity Investment led by Maewyn Capital Partners

Bethesda, MD – May 6, 2026 – (BUSINESS WIRE) – Chiron Real Estate Inc. (NYSE: XRN) (the “Company” or “Chiron”), today announced the entry into an agreement providing for up to a $100 million delayed-draw convertible perpetual preferred equity investment led by Maewyn Capital Partners (“Maewyn”).

“This growth equity investment represents an important milestone in the repositioning of Chiron. Maewyn’s capital provides long-term flexibility and is expected to accelerate our transition toward higher-return opportunities across the healthcare real estate spectrum. We are focused on disciplined capital allocation and believe this investment further aligns our capital structure with our objective of driving long-term earnings growth,” said Mark Decker Jr., Chief Executive Officer and President of Chiron.

“I have known Mark Decker for nearly 20 years and have a high regard for his leadership and capital allocation discipline. Chiron has a unique opportunity to reposition its portfolio and drive meaningfully higher long-term returns, and we believe Mark is well suited to lead the Company through this transition given his experience and track record. Our capital is designed to be flexible and aligned with the Company’s needs, enabling management to execute on its strategy and accelerate this transition. We are excited to partner with Mark, the management team, and the Board as they continue to evolve Chiron into a differentiated and disciplined allocator of capital,” said Charles P. Fitzgerald, Founder and Managing Partner of Maewyn.

Strategic Rationale and Benefits

•	Supports portfolio repositioning: Provides capital to accelerate Chiron’s transition toward higher-return investments, including senior housing and other targeted healthcare sectors.

•	Attractive cost of capital: Structured to provide long-term, flexible capital while preserving balance sheet strength.

•	Institutional validation: Reflects confidence in Chiron’s platform, strategy, and ability to execute a disciplined capital allocation framework.

•	Enhances corporate governance: Charles P. Fitzgerald will be joining the Company’s board of directors (the “Board”) as an independent director following the Company’s annual meeting of stockholders to be held on May 20, 2026.

•	Alignment: A separate Maewyn affiliate owns 53,434 shares of common stock, purchased prior to this transaction, representing approximately $2 million of invested capital.

Terms of the Delayed-Draw Convertible Perpetual Preferred Securities

•	The Company will sell an aggregate of $100 million of Series C convertible perpetual preferred stock (the “Series C Preferred Stock”), either in full or in multiple tranches (subject to certain closing conditions). All capital must be called within six months from today's date.

•	6.00% per annum dividend yield, payable quarterly in cash, which will increase after the fourth anniversary of the final draw if the Series C Preferred Stock is still outstanding.

•	Holders have the option to convert the Series C Preferred Stock into shares of common stock of the Company at $43.00 per share (“Conversion Price”) at any time. Three years after the final draw, the Company has the option to convert the Series C Preferred Stock to common stock if the volume-weighted average price exceeds 20.0% above the Conversion Price for 45 consecutive trading days.

•	The Company may redeem the Series C Preferred Stock at par at any time, after the fourth anniversary of the final draw. If the Series C Preferred Stock is redeemed, the Company will issue a warrant to the holders at the then-effective Conversion Price with a 5-year term.

•	The Series C Preferred Stock does not have a make-whole provision or make-whole grid commonly found in redemption features of convertible securities.

•	Maewyn will have the right to appoint one representative to the Board. Charles P. Fitzgerald will be the initial designee and will be appointed following the Company’s 2026 Annual Stockholders’ meeting on May 20, 2026. Mr. Fitzgerald brings extensive REIT sector and investment management experience across a career spanning nearly 30 years, including portfolio management positions at JP Morgan Investment Management, High Rise Capital Management and V3 Capital Management, which he founded and served as its Managing Partner.

Legal Advisors

Vinson & Elkins L.L.P. served as legal advisors to the Company.

Latham & Watkins LLP served as legal advisors to Maewyn.

Financial Advisors

J.P. Morgan Securities LLC and BMO Capital Markets served as financial advisors to the Company. CBRE Investment Banking served as lead financial advisor to Maewyn in connection with the transaction, while CS Capital Advisors LLC and Cantor Fitzgerald & Co. also served as financial advisors.

About Chiron

Chiron is a real estate investment trust (“REIT”) focused on investing in the future of healthcare. At Chiron we strive to deliver value at the intersection of care, capital and real estate. Additional information about Chiron can be obtained on its website at www.chironre.com.

About Maewyn Capital Partners

Maewyn Capital Partners LLC is a Dallas, Texas–based investment firm founded in 2025 by Charles P. Fitzgerald. Drawing on nearly three decades of experience and deep relationships across the real estate community, the firm focuses on unlocking value across markets and cycles through both private market opportunities and select public investments.

Maewyn’s approach reflects a long and proven history of disciplined, value-oriented investing, combined with a collaborative philosophy that emphasizes partnership with management teams, boards, and other stakeholders. The firm builds on the heritage of Mr. Fitzgerald’s prior firm, V3 Capital Management, extending a track record of thoughtful capital allocation, active engagement, and durable value creation within the real estate sector.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding the investment in our Series C Preferred Stock or the terms of the investment agreement by Maewyn Capital Partners and its affiliates and future Board composition are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

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Investor Relations:

Email: Investors@chironre.com

Phone: 202.524.6869

Source: Chiron Real Estate Inc.

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